Ursus Telecom Corporation (ticker: UTCC, exchange: NASDAQ)
News Release-4-Dec-2000
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CHIEF FINANCIAL OFFICER ANNOUNCES RESIGNATION

SUNRISE, Fla.--(BUSINESS WIRE)--Dec. 4, 2000--Ursus Telecom Corporation (Nasdaq:UTCC), today announced that its Chief Financial Officer, Johannes Seefried, announced his intention to leave the Company by December 31, 2000 upon expiration of his employment contract. He also submitted his resignation effective immediately as a member of the Ursus Telecom Board of Directors. Steve Relis, currently Ursus Chief Accounting Officer will be taking over the active duties of the Chief Financial Officer effective December 4, 2000 on an interim basis until the Company makes a final decision regarding the appointment of a permanent Chief Financial Officer.
"Ursus has benefited from the experience, integrity and execution of Johannes Seefried," said Luca Giussani, Chief Executive Officer of Ursus Telecom. "Since Johannes Seefried joined our organization, the Company has grown significantly. While I am sorry to see him leave to pursue other endeavors, I am pleased that we were able to benefit from his contribution and hope that we shall be able to seek his counsel in the future."
Commenting on his departure, Seefried said, "I am pleased that I was able to build a solid infrastructure in the accounting department of the organization. I am delighted about the expanded scope of responsibility given to Steve Relis, with whom I have worked closely for the last two and a half years."

About Ursus Telecom

Ursus Telecom is an International Phone Company with retail operations throughout Latin America, The Middle East, Africa and Europe, with wholesale and retail operations in the United States. Ursus Telecom is a specialist in Carrier Grade VoIP solutions worldwide. Ursus Telecom is a licensed national and international long distance Carrier in Argentina and Peru. Ursus Telecom is a specialized pre-paid calling card distributor in over 30 international airports worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Ursus Telecom expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding future Ursus employee activities and future sales to customers. All forward-looking statements included in this document are based upon information available to Ursus Telecom as of the date hereof, and Ursus Telecom assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Ursus Telecom business are set forth in the documents filed by Ursus Telecom with the Securities and Exchange Commission, specifically the most recent report on Form 10-Q and 10-K, and the other reports filed from time to time with the Securities and Exchange Commission.

CONTACT:

Ursus Telecom Corporation, Sunrise

Luca Giussani, 954/846-7887
lgiussani@ursustel.net

or

Continental Capital & Equity Corp., Longwood, Fla.
Michael Irving, 407/682-2001
irv@insidewallstreet.com